Exhibit 99.1

Duddell Street Acquisition Corp. Receives Notice from Nasdaq Regarding Delayed Quarterly Report

HONG KONG – June 1, 2021 – Duddell Street Acquisition Corp. (the “Company”) today announced that it received on May 28, 2021 a notification letter from the Nasdaq Capital Market (“Nasdaq”) relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) for the quarter ended March 31, 2021 (the “Form 10-Q”) as required under Section 5250(c)(1) of the Nasdaq Rules and Regulations.

The Company expects to file its Form 10-Q or to submit a plan to regain compliance within the timeline prescribed by Nasdaq. Under Nasdaq’s listing rules, the Company has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted by Nasdaq, the Company can be granted an exception of up to 180 calendar days from the original due date of the Form 10-Q, or until November 22, 2021, to regain compliance. The Nasdaq notice has no immediate effect on the trading of the Company’s securities on the Nasdaq Capital Market.

As previously disclosed in the Form 12b-25 filed with the SEC by the Company on May 17, 2021, on April 12, 2021, the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”), which clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants. The immediacy of the effective date of the new guidance set forth in the Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements. The Company is reviewing the impacts of the Statement, together with its professional advisors, on the Company’s unaudited financial statements for the quarterly period ended March 31, 2021.

The Company believes the change in SEC guidance does not affect its strategy to acquire a target business or financial performance. The Company is in compliance with all other Nasdaq continued listing standards. The Company expects to file the Form 10-Q as promptly as practicable and does not foresee any risk of non-compliance with the Nasdaq 60-day remediation timeframe.

About Duddell Street Acquisition Corp.

Duddell Street Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on global companies in telecom, media and technology, healthcare, fintech and consumer sectors with compelling Asian growth potential.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Sam Joshi
Head of Business Development & Investor Relations
Maso Capital
8th Floor, Printing House

6 Duddell Street, Hong Kong

+ 852 3468 6225

Sam.Joshi@masocapital.com

https://masocapital.com/

https://dsac.co